EXHIBIT 99.1
ANTHRACITE CAPITAL, INC.
Moderator: Christopher Milner
11-07-06 8:00 am CT
Confirmation #1549761

ANTHRACITE CAPITAL, INC.
Moderator: Christopher Milner
November 7, 2006
8:00 am CT

Operator:	Good morning. My name is (Dennis) and I will be your conference operator today. At this time, I would like to welcome everyone to the Anthracite Capital, Inc. Third Quarter 2006 Earnings Conference Call. Our hosts for today’s call will be Chief Executive Officer, Christopher A. Milner, President and Chief Operating Officer Richard M. Shea, Chief Financial Officer James J. Lillis and Managing Director and Senior Counsel of BlackRock Financial Management, Vincent B. Tritto.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star and the number 2 on your telephone keypad.

Thank you. Mr. Tritto, you may begin your conference.

Vincent Tritto:	Thank and good morning. This is Vincent Tritto. I am a Managing Director and Senior Counsel of BlackRock Financial Management Inc., Anthracite Capital’s Manager.

ANTHRACITE CAPITAL, INC.
Moderator: Christopher Milner
11-07-06 8:00 am CT
Confirmation #1549761

Before Chris Milner, Richard Shea and Jim Lillis make their remarks, I want to point out that during the course of this conference call we may make a number of forward looking statements. We call to your attention the fact that Anthracite Capital’s actual results may differ from these statements. As you know, Anthracite has filed with the SEC reports which list some of the factors which may cause Anthracite’s results to differ materially from these statements. Finally, Anthracite assumes no duty to update any forward looking statements.

Chris.

Christopher Milner:	Thank you Vinnie. As you can see in the press release that went out this morning, a number of factors did have a negative impact on the current period’s results. The most significant of those was a decrease in the total rate of return associated with the Commercial Real Estate Equity line of business. This does follow two very good quarters from this line of business and frankly is consistent with the expected variation that we have brought with us to this particular line of business.

We are continuing to be positive on the fundamentals of the Real Estate market and look for this product line to continue to contribute. But following two very solid quarters we did see a material decrease in the contribution associated with this line item.

The second major element, excuse me, which contributed to the lower results for the quarter is associated with again, significant amounts of prepayments in the portfolio. As everyone on the call knows, prepayments affect the business in multiple ways. The most significant being when the prepayments occur at the beginning of the month or the beginning of the quarter and the subsequent

ANTHRACITE CAPITAL, INC.
Moderator: Christopher Milner
11-07-06 8:00 am CT
Confirmation #1549761

reinvestment occurs towards the later end which is in fact what happened in this particular quarter. We do see a reduction in the interest income during the 90 day period.

Another component associated with that was that we did complete the filling of the High Yield Three Ramp facility. That did happen late in the quarter. We were in the process of accumulating additional bonds and then optimizing the contribution to that ramp to make certain that the long term prospects of that investment are in the best position they can be.

One of the less obvious but more significant impacts of that is that we did have a significant amount of cash in that facility earning less than an optimal amount of return during, again, the 90 day period of time.

One of the elements that comes out of high prepayments, it is good from a credit perspective. On the positive side of things, we do see the credit performance across the portfolio and across all of the lines of business continuing to perform very well. Most everyone is aware of the amount of liquidity in capital coming into the Real Estate market during the current period of time that is causing borrowers to have multiple options in terms of repayments.

It does cause a number of our investments to roll off of the books, but then again, it does create an environment where our credit performance can continue to be strong. We have seen again, positively significant growth in our book value which Richard and Jim will talk about in more detail. But we do feel like that is a strong positive during the period as we’ve seen credit upgrades and again, a bit of a rally in the bond market as well bringing book value up 6.9% when including the dividends on a total rate of return basis for the quarter and in excess of 20% for the trailing 12 months.

ANTHRACITE CAPITAL, INC.
Moderator: Christopher Milner
11-07-06 8:00 am CT
Confirmation #1549761

So the economic performance continues to be strong. We have seen again as a function of liquidity coming into the market as well an ability to continue to bolster the capital structure of the company. And we’ve been able to issue for the first time unsecured debentures into the market with a ten year term and as we look at that component to the capital structure of the company, we’re pleased that that option has become available and our taking advantage of it to a significant degree.

In terms of the investment strategy overall and where we — the progress we’ve made over the last quarter, we do continue to build our franchise in the European market. Volumes are strong. We’re continuing to see a significant number of new entrants on the issuance side and as a result, a more diverse product offering from our perspective as a buyer. We are pleased again with the credit profile of what we’re seeing in that market. We do still have the benefit of covenants and different triggers mechanisms that left the U.S. market quite a number of years ago. So we do see that as a strong area for the company.

We also began a new market just recently outside of the U.S. again. We bought our first transaction in the Canadian market in the subordinate CMBS arena. Again, this has traditionally been a small market and so it hasn’t warranted as much attention. One of the good news on that front is the competition is more limited than it is in the U.S. and as I’ll talk about in a moment. The U.S. market continues to on one hand benefit from increased capital, on the other, obviously deal with the fact that there is increased competition both on the buyer side, on the issuer side and importantly as well on the rating agency side.

ANTHRACITE CAPITAL, INC.
Moderator: Christopher Milner
11-07-06 8:00 am CT
Confirmation #1549761

And so while we’ve seen Canada as being a small market in the past with relatively finely calibrated subordination levels, the U.S. in our opinion, has caught up with that. And in fact we are looking at the Canadian market as a much more positive relative value at this point. I would expect it to be modest in terms of its overall size but we are continuing to explore opportunities in that particular market.

I touched for a moment on the U.S. CMBS business. We do continue to add deals albeit at a measured pace. Again we see more competition in that particular element of the business than most of the others. I think the only one where we see a broader universe of competitors in the space would be the domestic U.S. High Yield B-Notes and (unintelligible) where we have continued to see dramatic increases in competition and some spread compression.

But on balance, the CMBS business continues to contribute to the overall objectives of the strategy. Yields are somewhat lower as subordination levels come in and arguably the leverage in the transactions increases modestly. We continue to maintain our discipline in terms of our loss assumptions and that has an obvious effect on the yields that we’re able to book at the margin.

So that area has as I said, continued to be a part of our strategy and we expect so that will be the case going forward. But it is less significant than it was a year or two ago with almost 50% of our quarterly investment volume being non-dollar denominated.

In terms of just a brief comment on the overall Real Estate markets and the economic picture, we do continue to have a generally positive view on the fundamentals of the Real Estate market. Supply continues to be manageable in

ANTHRACITE CAPITAL, INC.
Moderator: Christopher Milner
11-07-06 8:00 am CT
Confirmation #1549761

most markets. Obviously we’re seeing, you know, an increase in supply or a significant decrease in demand in some of the condominium markets.

But on balance, I think we continue to view things from a positive perspective on the fundamental side of things. And economically while the growth that we’re seeing is certainly again, not up to the desires of the economics consensus, or the economists’ consensus, but we do see it continuing to grind along positively which is good for Real Estate and jobs are being created at a level frankly, which has not spurred a lot of new supply. And so in many ways from a Real Estate lender’s perspective, the fundamental and technical drivers of the Real Estate business are pretty positive from where we sit, so ...

With that as a general introduction, I will turn it over to Jim Lillis who will go through the quarterly results in a bit more detail. Jim.

Jim Lillis:	Thanks Chris. Still a little bit more detail as Chris said. For the quarter ended September 30, 2006, GAAP earnings per share was 22 cents versus 28 cents for the quarter last year. Operating earnings came in at 21 cents per share versus 27 cents per share same quarter last year. On a full year basis, on a fully diluted basis, GAAP earnings was 83 cents per share versus 73 cents per share last year. And operating earnings 84 cents per share versus 86 cents per share the same period last year.

Based on our current dividend rate of 29 cents per share and yesterday’s closing price of $14 per share, our annualized yield is 8.3%.

Looking at the capital structure for a second, our debt to capital ratio is at 6.4 to 1 which is up slightly from year end. As you know we’ve issued some trust preferreds during the first nine months of the year and also some late last year. And also we just completed High Yield Three so that’s putting our debt to

ANTHRACITE CAPITAL, INC.
Moderator: Christopher Milner
11-07-06 8:00 am CT
Confirmation #1549761

capital ratio up a little bit higher, however, those are long term liabilities which helps us with our funding strategies.

On the recourse basis were up again a little bit, 2.2 to 1 versus 2 to 1 at the end of the year. Again the trust preferreds have a impact on that as well as slightly higher short term borrowings for the period ended September 30.

As you would expect, with the issuance of long term debt has some impact our weighted cost of funds, 6.1% for the period ended 9/30 ’06 as compared to 5.6% for the same period last year. Again the trust preferreds and the High Yield Three have an impact on that and again also they are long term liabilities.

As terms of interest rate sensitivity, a 50 basis point move in short term rates has less than a penny per share impact as of September 30.

Turning to the financial numbers, Chris has already mentioned Diamond and its impact on the quarter. Looking at the exact numbers for a minute, for the quarter ended September 30 ’06, Diamond had a GAAP income of $660,000. If you contrast that to the nine months, $12 million 357 you can see how the performance was very, very strong in the first six months of the year as Chris referred to before.

Other items in the quarter, there was a small 9920 impairment issue related to a SBA commercial pool resulting in a $361,000 write down. As we’ve indicated before with this particular security, this is not a credit issue. It’s just faster prepayments on this pool.

The other item that’s sort of — it’s not new to this quarter but if you contrast it to the same period last year, you’ll see a charge of $997,000 for a stock base

ANTHRACITE CAPITAL, INC.
Moderator: Christopher Milner
11-07-06 8:00 am CT
Confirmation #1549761

incentive fee. And this we talked about a little bit more detail last quarter that that’s a new fee that was approved by our Board and our shareholders where it’s based on a 50 basis points times the number of shares outstanding as of the end of the year, end of 12/31 of each year. And we recognize that expense ratably over the year.

With those as background, I’ll turn it over to Rich for further details.

Richard Shea:	Okay thanks Jim. First I want to hit some of the highlights here. We purchased over $300 million of new assets, half of which or slightly over half of which were in Europe. As Chris mentioned, we are continuing our strong move into the European space and we have a very strong presence there as of now as well.

That continues to be a very strong priority in creating additional amount of diversification for us. In fact, this quarter we moved one of our originators to sit in the BLK, BlackRock’s London office and we continue to look forward to more activity in that market. So we’re very excited about the progress there.

Jumping over to Diamond Fund, as discussed in the previous quarters, Diamond Fund’s income can and obviously it does fluctuate but it does remain a very strong part of our investment strategy looking over the long term. I do want to point out that it has over a nine month period of time ended September 30 generated over a 15% return on equity. It currently owns 20 properties.

During the third quarter, we did experience two sales of properties, one of which was at the existing mark. The other one was a bit above the existing mark. So we feel very comfortable that while there is some fluctuations in the net asset value of that investment given its past history of three straight

ANTHRACITE CAPITAL, INC.
Moderator: Christopher Milner
11-07-06 8:00 am CT
Confirmation #1549761

quarters now for us, we do feel very comfortable that it is meeting our expectations and continues to be an important part of the expansion of Anthracite into additional Commercial Real Estate markets.

Just generally on that point before I move on, in aggregate the portfolio level performance of Diamond Fund remains well in line with our long range expectations so we continue to be quite pleased with that investment and we look forward to good strong returns going forward.

Jumping over to the CMBS side, our credit performance in the CMBS market remains very good. The portfolio’s performing on a credit perspective quite well and the credit rating agencies continue to review the investments that we have in our portfolio and during the third quarter, that resulted in 31 separate credit upgrades from all three agencies on separate investments. So we feel very good about our credit discipline, our credit underwriting process and our security selection process. And that I’ll point out has been the driving force towards our continued increase in our GAAP book value.

As you know, the majority of our portfolio is mark to market on a quarterly basis and we’ve had very good increase in our GAAP book value over the last two years. A lot of that has been driven by, in fact, virtually all of that has been driven by a very strong credit performance and credit upgrades.

Another issue that we’ve disclosed in our press release has to do with a covenant on debt facility. This is a fairly — this is one of our several debt facilities. We have a very good diversification on the liability side. The particular measure that we are looking at and discussing with that particular lender is not a cash flow measure even though it’s called a debt service coverage ratio measure. It is based on GAAP accounting.

ANTHRACITE CAPITAL, INC.
Moderator: Christopher Milner
11-07-06 8:00 am CT
Confirmation #1549761

And as I just indicated, the Diamond Fund does create some fluctuations in that. So therefore, there is a bit of a technical issue with regard the performance of that portfolio in the aggregate. It does cause some fluctuations in our GAAP income obviously. Our lenders are aware. They have been aware of that possibility as our shareholders have been and we expect the securing of these waivers for this particular provision to be a non-event.

The particular liabilities in question here are intended to lead towards a CDO execution, so we expect there to be no real change with regard to our liability structure. So as we move on from them.

Our capital and liquidity continue to be very good. We filled our $50 million ramp from our CDOHY 3 was closed off in the beginning of October so we’re very pleased with our ability to create that facility as well as our ability to quickly to fill up that facility. So that was a very good strong positive for us that occurred in the fourth quarter.

We also had a very high degree of success with issuing a $75 million unsecured ten year fixed rate debt which we’re very pleased to be able to have a very low cost of funds for that for a company of this size. That is a very attractive piece of paper for us to be issuing so we’re very excited about that. That particular transaction closed in two separate occurrences during the month of October.

And also on the capital raising side, we had some success with raising over $8.5 million worth of common stock at some very attractive rates as the sector as well as the company performed pretty well. We were able to get out there and sell some stock directly through our structured equity shelf which we’ve mentioned several times before.

ANTHRACITE CAPITAL, INC.
Moderator: Christopher Milner
11-07-06 8:00 am CT
Confirmation #1549761

We’ve also turned on our DRIP plan again feeling comfortable about the performance of the stock and the premium to book value that’s been displayed there. So we feel that for existing shareholders, that is a very good strategy to pursue.

As I mentioned earlier, our book value is up. It is now at $10.32 led by 31 separate credit upgrades as well as a bit of move up or a bit of a rally in the ten year Treasury.

So in conclusion, we continue to believe that our portfolio is in the right place. We are expanding into other countries and our long term view of prospects for the company remains unchanged.

So with that, if you could turn it back to Chris.

Christopher Milner:	Thank you Richard. To echo what Richard has said notwithstanding the headline earnings number on a overall basis that we’re very pleased with the way the company’s strategies continue to unfold. How we’re able to enter these new markets and develop a franchise in a reasonable period of time. And I think also obviously with a company like this, maintaining the credit profile and in fact even seeing the types of credit upgrades that we have and their very positive impact on our book value has been a supportive element through the context of the quarter here.

So overall, we are pleased with the direction in which we’re heading and would be more than happy to address your questions.

Operator:	And at this time, I would like to remind everyone if you would like to ask a question, simply press star then the number 1 on your telephone keypad. If you would like - we’ll pause for a moment to the compile the Q&A roster.

ANTHRACITE CAPITAL, INC.
Moderator: Christopher Milner
11-07-06 8:00 am CT
Confirmation #1549761

And the first question comes from the line of Don Destino with JMP Securities.

Don Destino:	Hey guys. I’m in an airport. Can you hear me okay?

Christopher Milner:	Yes we can.

Don Destino:	Okay good. A couple questions. One, on the — I think you mentioned there were a couple of exits from the Diamond Fund. Can you talk a little bit about maybe what the IRR’s were on the exits and how much of the $12 or $13 million of income recognized from that investment was represented by GAAP settlements of those two investments?

Richard Shea:	Yeah we did have two sales. We don’t disclose the details of each and every property but I think what you’re getting at here Don is sort of a run rate and how does that affect the run rate?

The majority of our performance and the income that we’ve booked to date and we expect to continue going forward, is based on mark to market. So we anticipated that these particular properties that were sold had pretty much reached a point where we felt very comfortable exiting at that point and realizing the gains.

We do have a very robust pipeline there. Those properties were replaced. We do have 20 separate properties in that fund so while without giving you details on the components of it, it is a mark to market issue so we don’t anticipate that the sale of those would be really creating any kind of dislocation in run rate. This is a mark to market. It by its nature, there’s going to be fluctuations in what we report obviously. And we think that that’s — we still continue to

ANTHRACITE CAPITAL, INC.
Moderator: Christopher Milner
11-07-06 8:00 am CT
Confirmation #1549761

think that over time this is the right long term strategy to earn outsize returns for our shareholders.

Don Destino:	That’s useful but part of what I’m trying to get at is, is there a way of thinking about the income that you’ve recognized thus far understanding that that’s been mark to market income and then the actual cash income that you recognized on the two sales. I mean, were they a de minimis portion of the $12 or $13 million of income that you’ve recognized? You know, or a significant portion?

Richard Shea:	Yeah I can’t really answer that question directly because it fluctuates. Each property contributes to the mark to market differently every quarter. So it wasn’t like every quarter those guys were generating either X or Y percent. It was — those particular properties we felt since it’s a value added strategy, they had really run their course in terms of our extracting value from them. And therefore were put up for sale.

As far as contributing to the NIV of the portfolio, we do have a very diverse portfolio of 20 separate line items and we feel very comfortable that the portfolio that we have is a good one and we look forward to each of them contributing, you know, a good amount going forward. So, you know, I hear what you’re saying. You’re asking ...

Christopher Milner:	And I think the only thing I would add to that to go to your question a little bit Don is I think it’s fair for you to take away from this that those two assets were neither immaterial or overwhelmingly large in terms of the income associated with this portfolio.

Don Destino:	Got it.

ANTHRACITE CAPITAL, INC.
Moderator: Christopher Milner
11-07-06 8:00 am CT
Confirmation #1549761

Christopher Milner:	They were, you know, a part of the portfolio. They weren’t ...

Don Destino:	Got it.

Christopher Milner:	Outliers on either the large or small end of things.

Don Destino:	Perfect. Thank you. And then next question is it sounds like part of your message was or is that that your earnings run rates on the last day of the quarter was higher than what you reported for the quarter given the ramp in investments during the quarter. Can you give us some indication of where you think you were earning — I guess you’d have to do it ex-Diamond, what you think you were earning on an operating basis on the last day of the quarter at a run rate?

Christopher Milner:	As you know Don we’ve not given guidance in the past and I think we’ll maintain that. From the standpoint of, you know, what were the impacts of the various elements that Jim and Richard and I have gone through, there are as you know, so many moving parts in a company like this. It’s hard to pin point where we would be in a run rate for a day. I think that, you know, what we can give you in terms of data and information is, you know, a lot of what we’ve said thus far, I think as you point out, Diamond is an element of forecasting from your perspective that may be more challenging.

But in terms of the remainder of the portfolio, we did have some delays associated with — on the timing between prepayments and reinvestments. The High Yield transaction was not fully deployed. It’s a $50 million, that particular one was a $50 million ramp facility. So you should be able to, you know, box the impact of that within a range certainly.

Don Destino:	Okay. Thank you very much.

ANTHRACITE CAPITAL, INC.
Moderator: Christopher Milner
11-07-06 8:00 am CT
Confirmation #1549761

Operator:	Once again everyone, if you would like to ask a question, simply press star then the number 1 on your telephone keypad.

Your next question comes from the line of Rick Shane with Jefferies and Company.

Rick Shane:	Good morning guys. Thanks for taking my questions. A couple things. You know, if we look at the current income off of Diamond Fund, it’s, you know, somewhere between 2 and 3% and when we look at the shortfall versus the covenants this quarter, can you help us understand on a recurring basis what you need to get in terms of unrealized gains from Diamond in order to actually meet that covenant? What would differential, what can we sort of infer as a required yield off that investment in order to not hit the trap?

Vincent Tritto:	Yeah as we disclosed in the release there we are under the SCR covenant by a very small amount and while we generated about $1.6 million of income in total, we feel it’s about — in terms of a return on equity, what’s the ROE on that? In order to meet that from the Diamond, we need to be about just under 2% probably. So it was very minor, a very small miss with regard to that one covenant but we feel comfortable going forward it won’t be a major problem.

Rick Shane:	Okay. And related to that, are there any in context in any of your debt packages. Are there any restrictions on dividend given where the core earnings were this quarter? Did you hit any traps there?

Vincent Tritto:	No. Given where the core earnings were, there’s no relevance to what the dividends can be.

Rick Shane:	Okay. Great thank you guys.

ANTHRACITE CAPITAL, INC.
Moderator: Christopher Milner
11-07-06 8:00 am CT
Confirmation #1549761

Operator:	Your next question is from the line of (Ian Jacosi) with Lehman Brothers.

(Ian Jacosi):	Hi how’s it going guys? You mentioned that you moved loan originator to London. Can you talk about any other increased activity or deal flow that you’re seeing in Europe now that the BlackRock Merrill Lynch merger is closed?

Christopher Milner:	Sure. We continue to see increased flow there. For those of you that know the Merrill Lynch Investment Manager’s platform, it was — the London component of it was originally Mercury Asset Management which Merrill Lynch acquired some number of years ago. So in terms of the brand name in the European market, they’re very well known.

In terms of the specific individuals, we’ve got a great team over there. I think the total head count is in excess of 750 people. Specifically with respect to the Real Estate line of business we’ve got 20 individuals and manage about £1.6 billion in domestic UK property assets. And so moving the individual on the debt side of things over to that market gives us an ability to lever much more significantly off of those skill sets there.

We have not frankly realized the full benefit of that. And we just moved over in the last month as Richard said and so the real synergies I think are yet to come. Having said that, our total footings in the European market continue to grow at a rate that is versus their scale in the organization today, obviously a very fast percentage increase. And as we mentioned, it almost 50% of our aggregate investments.

ANTHRACITE CAPITAL, INC.
Moderator: Christopher Milner
11-07-06 8:00 am CT
Confirmation #1549761

So we are seeing significant flows there and we would expect that a presence in the time zone in the context of our bigger business there now will generate some real positive results over the coming period.

(Ian Jacosi):	Great thanks.

Operator:	And at this time, there are no further questions. Are there any closing remarks?

Christopher Milner:	I just want to thank everybody for jumping on the call. We do continue to work forward in terms of our basic investment strategies. We talked about Europe will continue to be a focus. And Canada is a new market and we are continuing to bring a substantial amount of resources to work through the large volume of U.S. deals that come each and every month to find the ones that make the most sense for the company.

So with that, we appreciate your attendance on the call and we will speak with you again in another quarter. Thank you.

Operator:	Ladies and gentlemen, this does conclude the Anthracite Capital Inc. Third Quarter 2006 Earnings Conference Call. You may now disconnect.
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